Exhibit 5.7
[LETTERHEAD OF SPROULE ASSOCIATES LIMITED]
August 11, 2008
British Columbia Securities Commission
Toronto Stock Exchange
New York Stock Exchange
United States Securities and Exchange Commission
Dear Sirs:

Re:	Teck Cominco Limited Second Amended and Restated Final Short Form Base Shelf Prospectus Consent of Expert
In connection with the Second Amended and Restated Short Form Base Shelf Prospectus of Teck Cominco Limited dated August 11, 2008 (the “Prospectus”), we hereby consent to the use of our firm name in connection with references to our firm’s involvement in auditing an estimate of contingent bitumen resources of the Fort Hills project (the “Estimate”) and to the use of the Estimate, or portions thereof, in the Prospectus.
We also consent to the use of and reference to our firm name and references to the Estimates, or portions thereof, and to the inclusion or incorporation by reference of information derived from the Estimates in the Prospectus and the registration statement on Form F-9 filed with the United States Securities and Exchange Commission on August 11, 2008 of Teck Cominco Limited (the “Registration Statement”).
We have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Estimate or that are within our knowledge as a result of the preparation of the Estimate.
Sincerely,
SPROULE ASSOCIATES LIMITED
/s/ Doug W.C. Ho, P. Eng
Doug W.C. Ho, P. Eng
Vice-President, Engineering
/s/ Grant I. Sanden, P. Eng
Grant I. Sanden, P. Eng
Supervisor, Unconventional Oil